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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made this 24th day of May 1999, by and between Stephen
D. Halliday, an individual currently residing at 105 William Richmond, Williamsburg, VA 23185 ("EXECUTIVE"), AmeriVision Communications, Inc., an Oklahoma corporation maintaining business offices at 5900 Mosteller Drive, Suite 1800, Oklahoma City, Oklahoma 73112, and each successor in interest (collectively the "COMPANY"), and Tracy Freeny ("STOCKHOLDER").


                             BACKGROUND INFORMATION

         The Company wishes to continue to obtain the services of Executive as an executive of the Company and to create over time a shareholding in the Company by Executive for the mutual benefit of Executive and the Company. Stockholder supports the engagement of Executive and wishes to support his continued service as set forth below. Executive is willing to serve as an executive of the Company on the terms and conditions set forth below.

                              OPERATIVE PROVISIONS

1.       Employment and Term.

         The Company hereby employs the Executive and the latter hereby accepts employment by the Company commencing as of May 24, 1999 ("the COMMENCEMENT DATE") and continuing to the fifth anniversary date thereof (the "INITIAL TERM"), which employment shall thereafter be automatically extended for unlimited successive one-year periods (each a "SUCCESSOR TERM") unless it is terminated during the pendency of any such Term, whether Initial or Successor, by the occurrence of one of the events described in Section 8, hereof, or by one party furnishing the other with written notice, at least six months prior to the expiration of such Term, of an intent to terminate this Agreement upon the expiration of such Term. If the Company, prior to, on or subsequent to the Commencement Date, effects a merger with and into another entity such that it then has no continuing legal existence, the Stockholder shall, in connection with the consummation of such transaction, ensure to the extent possible that the surviving entity assumes the obligations described hereunder. To the extent that such an assumption is undertaken, references herein to the Company shall also be deemed to refer to the party assuming its obligations hereunder.

2.       Duties.

         During the Term of this Agreement, whether Initial or Successor, the Executive shall render to the Company services as its President and Chief Executive Officer and shall perform such duties normally associated with that position and commensurate with those performed by such officers of similarly sized and functioning entities and as may be reasonably designated by and subject to the supervision of the Company's Board of Directors, and he shall serve in such additional capacities appropriate to his responsibilities and skills as shall be designated by the Company, through action of its Board of Directors. Specifically, Executive shall be responsible for all operations and management of the Company (including any merged or otherwise legally


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affiliated entity) as well as finance, legal, strategy, and acquisitions and shall report to the Board of Directors.

3.       Base Compensation.

         For the services to be rendered by the Executive under this Agreement the Company shall pay him, while he is rendering such services and performing his duties hereunder, and the Executive shall accept as full payment for such service, a base compensation starting on the Commencement Date of not less than $450,000 per year, payable in substantially equal installments coinciding with the Company's normal employment compensation payment cycle or pursuant to such other arrangements as the parties may agree upon (the "BASE COMPENSATION"). Such Base Compensation shall be reviewed as of each anniversary of February 1, 1999 and may then be increased by action of the Company's Board of Directors; but under no condition may the Executive's Base Compensation be decreased below the amounts hereinabove set forth, or any higher amount then being paid to him, regardless of any change in or diminution of the Executive's duties owed to the Company. In any event, as of October 1, 1999, Executive's compensation shall be adjusted to $600,000 per year. At such time, Company shall also pay Executive a bonus in the amount of $100,000. Each year, effective on the anniversary of February 1, 1999, Executive's compensation shall increase at the annual C.P.I. rate of increase (up to 5%) in lieu of any Board action as described herein to further increase Executive's salary for the ensuing year.

4.       Stock Bonus.

         On or promptly after May 24, 1999, the Executive shall receive from the Company one or more certificates, registered in his name, representing one-half percent (1/2%) of the shares of the Company's common stock that are issued and outstanding as of the close of business on the date preceding the Commencement Date; determined on a fully diluted basis inclusive of shares reserved for issuance upon (a) the complete exercise of all then outstanding option, warrant or rights grants (inclusive of the shares to be made the subject of the Executive's option grants herein described) and employee stock incentive plans,
(b) the conversion of then outstanding preferred shares or convertible debt instruments into shares of the Company's common stock, or (c) the consummation of any then-authorized stock split or stock dividend provided that if at the time of such intended issuance the Company constitutes a subsidiary of another corporation or its corporate existence has been terminated as a result of its merger into or consolidation with another corporation, then Executive shall receive certificate(s) representing an identical ownership interest in the ultimate parent of the Company or of the survivor of any such merger or consolidation, or, if no such parent shall then exist, then in the survivor of the merger or consolidation. The value of each such share as of the date of issuance or date of vesting, as applicable, shall be determined by the issuer's board of directors. The shares shall vest 25 percent on July 1, 1999 and 25 percent on the anniversary thereof for each year of service to the Company by Executive after July 1, 1999 up to three years of service. In addition, the Company shall pay at the time of each such vesting a cash bonus to Executive equal to an amount such that after the payment by Executive of all federal, state and local income taxes, self-employment taxes, or other taxes (including any interest or penalties, arising from the actions or inactions of


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the Company, imposed with respect thereto) ("INCOME TAXES") imposed on the receipt of the stock being vested and on such bonus, Executive retains an amount of the bonus equal to the Income Taxes imposed on him by the vesting of the stock and by the bonus payments.

5.       Fringe Benefits; Reimbursement of Expenses; Stock Option Grants.

         During his period of employment hereunder, the Executive shall be entitled to (a) such leave by reason of physical or mental disability or incapacity and to such participation in the medical, dental and group insurance, pension and other retirement benefits and disability and other fringe benefit plans and vacation as the Company may make generally available to all of its most senior executive employees from time to time; subject, however, as to such plans, to such budgetary constraints or other limitation as may be imposed by the Board of Directors of the Company from time to time; and (b) reimbursement for all normal and reasonable expenses necessarily incurred by him in the performance of his obligations hereunder, subject in each case to such reasonable substantiation requirements as may be imposed by the Company.

         The Executive is hereby granted a non-qualified option (the "FIRST OPTION") to acquire from the Company authorized but unissued shares of its common stock in a quantity equal to three percent (3%) of the Company's then issued and outstanding common stock, to be determined on a fully diluted basis inclusive of shares reserved for issuance upon (a) the complete exercise of all then outstanding option, warrant or rights grants (inclusive of the shares to be made the subject of Executive's option grant herein described) and employee stock incentive plans, (b) the conversion of then outstanding preferred shares or convertible debt instruments into shares of the Company's common stock, or
(c) the consummation of any then-authorized stock split or stock dividend provided that if at the time of such intended issuance the Company constitutes a subsidiary of another corporation or its corporate existence has been terminated as a result of its merger into or consolidation with another corporation, then Executive shall receive certificate(s) representing an identical ownership interest in the ultimate parent of the Company or of the survivor of any such merger or consolidation, or, if no such parent shall then exist, then in the survivor of the merger or consolidation. The exercise price of each share subject of the First Option grant shall in consideration of Executive's prior agreement with the Company be the fair value at February 1, 1998 as determined by the Company's Board of Directors, and assuming the Executive is then an employee of the Company or has previously terminated such employment under the "Good Reason" provisions of Section 8e below, the date upon which exercise of incremental portions of the First Option may commence shall be determined in the following manner:


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
           The following percentage                     shall be exercisable
          of the First Option shares                        commencing
          --------------------------                   ---------------------
                  25%                                     on July 1, 1999
                  25%                                      July 1, 2000
                  25%                                      July 1, 2001
                  25%                                      July 1, 2002

and each exercise right shall continue in force for a period of five years following its commencement, irrespective of the Executive's subsequent employment status with the Company. Further, on the date of any sale of all or substantially all of the Company's assets or any merger or consolidation transaction as the result of which the Company is not the surviving entity (other than any merger effected for the principal purpose of reincorporation in another jurisdiction or for another purpose not resulting in at least a 30% change in the ultimate beneficial ownership of the Company), the Executive (or, in the event of his legal incapacity, his legal representative(s)) shall also be entitled to exercise the First Option as to all shares then otherwise ineligible for exercise, and within the six-month period following his death, the Executive's representative(s) or Beneficiary(ies) shall be entitled to exercise the First Option as to one-half of all shares which would otherwise be ineligible for acquisition as of the date of his death. Shares made the subject of the First Option grant as to which no exercise right shall have commenced on the date of the Executive's termination of employment for other than death or Good Reason, shall be returned to the status of authorized but unreserved shares and shall no longer be available for acquisition.

         Three years after the Commencement Date, the Company shall grant the Executive if the Executive is still employed by the Company, an option ("SECOND OPTION") to acquire from the Company authorized but unissued shares of its common stock in a quantity equal to two percent (2%) of the then issued and outstanding common stock of the Company, determined at that time on a fully diluted basis as described herein. The exercise price of each share to be made the subject of such grant shall be twenty-five percent higher than the exercise price of the First Option. The Executive's right to exercise fifty percent of the options granted in this Second Option shall vest 48 months after the Commencement Date and fifty percent 60 months after the Commencement Date and such right once vested shall continue for five years following the Initial Term irrespective of the Executive's subsequent employment status with the Company. Unless otherwise stated, this Second Option shall have the same provisions, terms, and conditions as the First Option including those for death and Good Reason Termination.


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         The Executive's right to maintain an additional business office at a location of his choice shall apply throughout the Term of this Agreement. The Company shall pay all reasonable commuting expenses of the Executive in maintaining this arrangement, as well as the reasonable commuting costs incurred by the Executive's wife in making four round-trip visits during each calendar year. Company will fund the costs of this separate business office.

6.       Proprietary Interests.

         During or after the expiration of his term of employment with the Company, the Executive shall not communicate or divulge to, or use for the benefit of, any individual, association, partnership, trust, corporation or other entity except the Company, any proprietary or confidential information of the Company received by the Executive by virtue of such employment, without first being in receipt of the Company's written consent to do so and in compliance with the terms of any other confidentiality or non-competition agreement which the Executive may hereafter execute with the Company; provided that nothing contained herein shall restrict the Executive's use or disclosure of such information known to the public (other than that which he may have disclosed in breach of this Agreement), or as required by law (so long as Executive gives the Company prior notice of such required disclosure). Company acknowledges that Executive has outside legal matters for which Executive is responsible. Executive pledges that such duties will not interfere with Company's interests.

7.       Remedies for Breach of Obligations.

         a. Injunctive Relief. The parties agree that the services of the Executive are of a personal, specific, unique and extraordinary character and cannot be readily replaced by the Company. They further agree that in the course of performing his services, the Executive will have access to various types of proprietary information of the Company, which, if released to others or used by the Executive other than for the benefit of the Company, in either case without the Company's consent, could cause the Company to suffer irreparable and continuing injury. Therefore, the confidentiality obligations of the Executive established under Section 6 hereof shall be enforceable by the Company both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of the Company to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

         b. Arbitration. In the event of any dispute between the parties under or relating to this Agreement or relating to the Executive's employment by the Company, such dispute shall be submitted to and settled by arbitration in Oklahoma County, Oklahoma, in accordance with the rules and regulations of the American Arbitration Association then in effect. The arbitrator(s) shall have the right and authority to determine how their award or decision as to each issue and matter in dispute may be implemented or enforced. Any decision or award shall be final and conclusive on the parties; there shall be no appeal therefrom other than for claimed bias, fraud or misconduct by the arbitrator(s); judgment upon any award or decision may be entered in any court of competent jurisdiction in the State of Oklahoma or elsewhere; and the parties hereto consent to the application by any party in interest to any court of competent jurisdiction for

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confirmation or enforcement of such award. The party against whom a decision is made shall pay the fees of the American Arbitration Association. Notwithstanding the foregoing, the Company, at its sole option shall be entitled to enforce its rights, as contemplated by Section 7a hereof, to injunctive and other equitable relief in the event of a breach of Section 6 hereof or of any material term of a confidentiality or non-competition agreement to which the Company and the Executive shall then be parties, either by arbitration pursuant to this Section 7b, or directly in any court of competent jurisdiction.

8.       Termination of Employment.

         a. Death. The Executive's employment hereunder shall terminate in the event of the Executive's death. Except for (i) any salary and benefits accrued, vested and unpaid as of the date of any such termination, (ii) any benefits to which the Executive or his heirs or personal representatives may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company, and (iii) the limited right to exercise the Option described in Section 5 above, the Company shall be under no further obligation hereunder to the Executive or to his heirs or personal representatives, and the Executive or his heirs or personal representatives no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

         b. Disability. The Company may terminate the Executive's employment hereunder for "DISABILITY," if an independent physician mutually selected by the Executive (or his legal representative) and the Board of Directors or its designee (or, upon an inability of such parties to effect the selection within a period of ten days, by the independent certified public accounting firm then serving the Company) shall have determined that the Executive has been substantially unable to render to the Company services of the character contemplated by Section 2 of this Agreement, by reason of a physical or mental illness or other condition, for more than 60 consecutive days or for shorter periods aggregating more than 120 days in any period of 12 consecutive months (excluding in each case days on which the Executive shall be on vacation). In the event of such Disability, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company; and upon the Executive's receipt of such salary and benefits the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

         c. Termination by the Company for Cause. The Company may terminate the Executive's employment hereunder for "CAUSE." For purposes of this Agreement, "Cause" shall mean any of the following:



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                  i.       The Executive's repeated willful misconduct or gross
                           negligence;

                  ii. The Executive's repeated conscious disregard of his obligations hereunder or of any other written duties reasonably assigned to him by the Board of Directors;

                  iii. The Executive's repeated conscious violation of any provision of the Company's by-laws or of its other stated policies, standards or regulations;

                  iv. The Executive's commission of any act involving fraud; or

                  v. A determination that the Executive has demonstrated a dependence upon any addictive substance, including alcohol, controlled substances, narcotics or barbiturates;

provided, however, that if the Board of Directors of the Company desires to terminate the Executive for any of the reasons set forth in: (1) clause (i),
(ii) or (iii) of this Section 8c, the Company, within the 60-day period immediately following each alleged commission of a proscribed act or omission, shall have furnished to the Executive a written description of the allegedly proscribed act or omission and a statement advising him that the Company views such conduct as being of the type which could lead to a termination of the Executive for Cause; (2) clause (ii) or (iii) of this Section 8c, the Board must be able to demonstrate that the Executive has been furnished with a copy of the written duty, by-law provision, policy, standard or regulation, the violation of which the Executive is being accused, at a time prior to the alleged commission of the violation: or (3) clause (iv) or (v) of this Section 8c, the Board shall first be required to obtain an opinion from Company counsel to the effect that there is an adequate basis upon which either such determination may be made. Except for any salary and benefits accrued, vested and unpaid as of the date of any such termination, the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits, under this Agreement.

         d. Termination by the Company Other Than for Cause. The Company may terminate the Executive's employment hereunder upon the expiration of the Initial Term or any Successor Term, provided that notice of termination is furnished as set forth in Section 1, and subject to the right of the Executive, within such notification period, to effect his own Good Reason termination as described in subsection 8e below. In the event of either such termination, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company, as well as, in the event that the Executive shall have timely effected a Good Reason termination, those benefits authorized under the provisions of subsection 8e; and following his receipt of such salary and benefits the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.


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         e. Termination by the Executive for Good Reason. Notwithstanding
anything herein to the contrary, the Executive shall be entitled to terminate his employment hereunder for "Good Reason" without breach of this Agreement. For purposes of this Agreement, "GOOD REASON" shall exist upon the occurrence of any of the following events or matters, in each case without the Company first being in receipt of the Executive's written consent thereto, and the period of time within which the Executive shall be required to exercise a Good Reason termination of service shall be 30 days, measured from the date upon which he is notified by the Company of such occurrence, or, with respect to the matter identified in clause (iii) below, from the date upon which the Executive notifies the Company of his belief that a material breach has occurred, and, with respect to the matter identified in clause (vi) below, from the later of the dates upon which the Executive's or the Company's physician statement is furnished:

                  i. A directed change in the Executive's place of employment in violation of Section 5 above;

                  ii. A material adverse change in, or a substantial elimination of, the duties and responsibilities of the Executive;

                  iii. A material breach by the Company of its obligations hereunder;

                  iv.      A change in control of the Company;

                  v. Receipt by the Executive of the Company's notice that it intends to terminate him other than for Cause either at the end of a particular Term of employment, whether Initial or Successor; or

                  vi. Impairment of the Executive's health to an extent that makes his continued performance of duties under this Agreement hazardous to his physical or mental health, provided that the Executive shall have furnished the Company with a written statement from a qualified physician to that effect, and, provided further, that, at the Company's request, made within ten days after its being furnished with a copy of such statement, the Executive shall submit to an examination by a physician selected by the Company and such physician shall have concurred in writing with the conclusion of the Executive's physician.

For purposes of clause (iv) above, a "CHANGE IN CONTROL OF THE COMPANY" shall mean (a) the acquisition, directly or indirectly, after the date hereof, by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as in effect on the date hereof), of voting power over voting shares of the Company that would entitle the holder(s) thereof to cast at least 25% of the votes that all shareholders would be entitled to cast in the election of directors of the Company, provided that such term shall not be deemed to apply to an acquisition by one or more institutional underwriters directly from the Company in accordance with the conditions of a registration statement theretofore filed with and declared effective by the United States Securities and Exchange Commission; or (b) the failure, at any time within the Term of this Agreement (inclusive of both Initial and Successor), of the individuals who at the Commencement Date shall constitute the Company's Board of Directors to constitute at least a


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majority of such membership, unless the election of each director who is not a director at the Commencement Date shall have been approved in advance by directors representing at least 75% of the directors then in office who are directors at the Commencement Date.

         In the event of a Good Reason termination by the Executive within the Initial or any Successor Term, the Executive shall be entitled to continue to receive from the Company the Executive's current annual Base Compensation through the Initial Term or Successor Term as applicable, and in addition Executive shall receive the Executive's current annual Base Compensation payable over the succeeding 12-month period from the effective date of termination. Under either circumstance, the Executive shall also be entitled to continue to receive full vesting of all Stock Bonus and Stock Option Grants as provided in Sections 4 and 5. In addition, the Company shall pay at the time of each such vesting a cash bonus to the Executive as described above in Section 4. Except for such termination compensation following any such termination, and except for any salary and benefits accrued, vested and unpaid as of the date of any such termination, the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement, and the Company shall have no further obligation hereunder to the Executive following any such termination.

         f. Termination by the Executive for Other Than Good Reason. The Executive may terminate his employment hereunder upon the expiration of the Initial Term or any Successor Term, provided that notice of termination is provided as set forth in Section 1. In the event of such termination, the Executive shall be entitled to receive any salary and benefits accrued, vested and unpaid as of the date of any such termination and any benefits to which the Executive may be entitled under and in accordance with the terms of any employee benefit plan, policy or program maintained by the Company; and following his receipt of such salary and benefits to the Company shall be under no further obligation hereunder to the Executive and the Executive no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

         g. Life and Disability Insurance Coverage. If termination of employment is due to any reason other than death, the Executive shall have the right, subject to receiving approval of the Company (which shall not be unreasonably withheld), to purchase any policy of insurance on his life or insuring against his disability which is owned by the Company, the exercise of which right shall be made by notice furnished to the Company within 30 days subsequent to the date of termination. The purchase price of each policy of life insurance shall be the sum of its interpolated terminal reserve value (computed as of the closing date) and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date; or if the policy to be purchased shall not have been in force for a period sufficient to generate an interpolated terminal reserve value, the price shall be an amount equal to all net premiums paid as of the closing date. The purchase price of each disability income policy shall be the sum of its cash value and the proportional part of the gross premium last paid before the closing date which covers any period extending beyond that date. The purchase of any insurance policy by the Executive shall be closed as promptly as may be practicable after the giving of notice, in no event to exceed 30 days therefrom.


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

         h. Termination Plan. The provisions of subsections 8a-g, inclusive, shall be eliminated and be of no further legal effect immediately following the adoption by the Company's Board of Directors of a resolution, voluntarily joined in by the Executive, either in his capacity as a member thereof or, if he is then not such a member, individually, approving a termination of employment plan applicable to the Executive and all other elected officers of the Company.

9.       Excise Taxes.

         Notwithstanding anything herein to the contrary, in the event any payments to the Executive hereunder are determined by the Company to be subject to the tax imposed by Section 4999 of the Code or any similar federal or state excise tax, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "EXCISE TAX"), the Company shall pay to the Executive at the time of his termination an additional cash amount (the "GROSS-UP PAYMENT") such that after the payment by Executive of all federal, state or local income taxes, Excise Taxes or other taxes (including any interest or penalties imposed with respect thereto) imposed upon the receipt of the Gross Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax, imposed on the severance payments provided herein.

         For purposes of determining whether any payments to the Executive hereunder will be subject to the Excise Tax and the amount of such Excise Tax:

         a. any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the termination of employment (whether pursuant to the terms of this Agreement or of any other plan, arrangement or agreement with the Company) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, other payments or benefits (in whole or in part) do not constitute parachute payments under
Section 280G of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

         b. the amount of the severance payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the severance payments or (ii) the amount of excess parachute payments within the meaning of Sections 280G(b)(1 ) and (4) (after applying clause (a), above); and

         c. the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.


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



         If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination or employment, the Executive shall repay to the Company, at the time the reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, the Company shall make an additional Gross-Up Payment to the Executive in respect of such excess at the time the amount of such excess is finally determined.

10.      Reduction in Payments.

         a. For purposes of this Section 10, (i) "PAYMENT" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise,
(ii) "AGREEMENT PAYMENT" shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 10), (iii) "NET AFTER TAX RECEIPT" shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year, (iv) "PRESENT VALUE" shall mean such value determined in accordance with Section 280G(d)(4) of the Code, and (v) "SAFE HARBOR" shall mean $1.00 less than three times the Executive's "base amount" within the meaning of that term in Section 280G of the Code.

         b. Anything in this Agreement to the contrary notwithstanding, in the event such accounting firm that may be agreed upon by the Company and the Executive (the "ACCOUNTING FIRM") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether the receipt of the Safe Harbor would result in greater Net After Tax Receipts to the Executive than receipt of all the Agreement Payments. If such firm determines that the receipt of the Safe Harbor would so result, the aggregate Payments shall be reduced to the Safe Harbor as provided below.

         If the Accounting Firm determines that aggregate Payments should be reduced to the Safe Harbor, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may elect, in his sole discretion, which and how much of the Agreement Payments or any other Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Safe Harbor), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Safe Harbor) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section 10 shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay or distribute for the benefit of the Executive such Agreement Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Agreement Payments as


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


become due to the Executive under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no tax is payable by the Executive pursuant to Section 4999 of the Code, it shall furnish the Executive with a written opinion that failure to report such tax on the Executive's applicable federal income or excise tax return would not result in the imposition of a negligence or similar penalty.

         c. While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed ("OVERPAYMENT") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("UNDERPAYMENT"), in each case, consistent with the calculation hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either (i) reduce the amount on which the Executive is subject to tax under
Section 1 and Section 4999 of the Code or (ii) generate a refund of such taxes. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

11.      Indebtedness of Executive.

         If, during the course of his employment, the Executive becomes indebted to the Company for any reason, the Company shall, if it so elects, have the right to set-off and to collect any sums due it from the Executive out of any amounts which it may owe to the Executive for unpaid compensation. In the event that this Agreement terminates for any reason, all sums owed by the Executive to the Company shall become immediately due and payable.

12.      Miscellaneous Provisions.

         a. Notice: All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given to the recipient party if furnished by hand delivery; by sending a copy thereof by first class or express mail, postage prepaid, or by courier service (with charges prepaid), in each case to the address indicated above or to such other address as the recipient shall have provided in accordance with the terms hereof; or by sending a copy thereof by whatever telecopier service the recipient shall have designated below (or by subsequent notice provided in accordance with the terms hereof). If the notice is sent by mail or courier service, it shall be deemed to have been given to the recipient when deposited in the United States mail or courier service for delivery to that party; or if by telecopier, when the sending party is in receipt of documentary evidence that the transmission has been successfully completed. Whenever the furnishing of notice is required, the same may be waived by the party entitled to receive such notice.

         b. Assignability: The Company may assign this Agreement to, and only to, an entity owned more than 50% by the Company (directly or indirectly), and which acquires all or substantially all of the Company's business, and upon such assignment this Agreement shall inure to the benefit of and be binding upon such entity. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive but shall inure to the benefit of and be binding upon him, his Beneficiaries and legal representatives.

         c. Nontransferability of Options: The First Option and the Second Option are not transferable by the Executive otherwise than by will or the laws of descent and distribution. During Executive's lifetime, only Executive may exercise the First Option and the Second Option. This Option may not be transferred, assigned, pledged, hypothecated, or otherwise disposed by the Executive during his lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of an attachment or similar process upon the First Option and the Second Option, shall be null and void and without effect. The Company shall have the right to terminate the First Option and the Second Option in the event of such attempted transfer, assignment, pledge, hypothecation, or other disposition, or levy of attachment or similar process, by notice to that effect to the Executive, provided, however, that termination of the First Option and the Second Option hereunder shall not prejudice any rights or remedies which the Company may have under this Agreement or otherwise.

         d. Restrictions on the Transferability of Shares: The shares of common stock of the Company received under Section 4 above are not transferable other than after they have vested in accordance with such Section or by will or the laws of descent and distribution, or as set forth in this Section 12. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of any such shares contrary to the provisions hereof shall be null and void and without effect. The certificate(s) evidencing such shares described in Section 4 shall bear a legend indicating that the transferability of the shares is governed by this Agreement.

         e. Entire Agreement: This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequently to the date hereof and duly approved and executed by each of the parties hereto. This Agreement supersedes in its entirety the Employment Agreement dated January 27, 1998 between the Executive and the Company. Furthermore, Tracy Freeny pledges that if any document, contract or agreement executed by Tracy Freeny conflicts as to the duties stated in such document, contract, or agreement with the duties as outlined in Section 2 of this Agreement, the terms of this Agreement as to duties shall prevail over any conflicting document, contract, or agreement.

         f. Enforceability: If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

         g. Governing Law: This Agreement shall be deemed to have been made in and shall be construed and interpreted in accordance with the laws of the State of Oklahoma without giving effect to principles of conflicts of laws.

         h. Counterparts: This Agreement may be executed by any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         i. Binding Effect: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

         j. Legal Fees and Costs: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance or any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

         k. Beneficiary: As used herein, the term "Beneficiary" shall mean the person or persons (who may be designated contingently or successively and who may be an entity other than an individual, including an estate or trust) designated in writing to receive the expiration of Agreement or death benefits described in Section 8 above. Each Beneficiary designation shall be effective only when filed with the secretary of the Company during the Executive's lifetime. Each Beneficiary designation filed with the Secretary will cancel all designations previously so filed. If the Executive fails to properly designate a Beneficiary or if the Beneficiary predeceases the Executive or dies before complete distribution of the benefit has been made, the Company shall distribute the benefit (or balance thereof) to the Executive's probate estate.

         l. Adjustments: In the event of any change in the common stock of the Company by reason of a stock dividend, forward or reverse stock split, recapitalization, corporate merger or combination, exchange of shares with another corporation, or a substantially similar event which dilutes the value of or otherwise adversely affects such stock or the ability of Executive to exercise his option rights, granted under Section 5 above, in accordance with the terms of this Agreement (each a "CORPORATE FINANCE TRANSACTION"), the number of shares made the subject of Executive's options and the price at which each share is subject to purchase by Executive shall be adjusted appropriately to ensure that the shares will be subject to acquisition by Executive at a price and upon terms commensurate to those herein set forth. Moreover, the Company shall be required to notify Executive promptly following its approval of a Corporate Finance Transaction,


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

and to provide Executive with the right to effect an exercise of the options within whatever period of time then precedes the scheduled consummation of such Transaction.

         m. Board of Directors: Tracy Freeny agrees individually and pledges that he will vote in favor of and use his best efforts to ensure that as of the Commencement Date the Board of Directors of the Company and any controlled or affiliated entities will be Tracy Freeny, Jay A. Sekulow, John E. Telling, John Damoose and Executive. For so long as Executive continues to be employed pursuant to this Employment Agreement, Tracy Freeny agrees to vote his shares of the Company stock in favor of election of Executive as a director of the Company and any controlled or affiliated entities.



IN WITNESS WHEREOF, the parties have executed this Agreement.




                                By:      /s/ Tracy Freeny
                                   --------------------------------------------
                                         Tracy Freeny, Stockholder



                                By:      /s/ Stephen D. Halliday
                                   --------------------------------------------
                                         Stephen D. Halliday


                                AmeriVision Communications, Inc.



                                By:      /s/ Tracy Freeny
                                   --------------------------------------------
                                         Tracy Freeny, Chairman of the Board



                                      -15-